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                                                                       EXHIBIT 4

                             CLARIFICATION AGREEMENT
                             -----------------------

         This CLARIFICATION AGREEMENT (the "Agreement") made between WORLD CALLNET, INC. ("WOWW") and MAILTV PTY, LTD ("MIVA"), effective this 23rd day of February 2000.

                                    RECITALS
                                    --------

1. WOWW and MTVA hereby acknowledge that they have not completed their obligations respectively with respect to their performance of Conditions Precedent under the Stock Purchase Agreement dated 30th September 1999, and as amended on 30th November 1999, 15th December 1999, and 22nd December 1999 (the "Stock Purchase Agreement").

2. Without any admission or denial of liability, both parties believe that they have claims against the other in connection with the other's performance under the Stock Purchase Agreement and both parties desire to resolve same amicably.

IN CONSIDERATION OF THE SETTLEMENT OF EACH PARTY'S CLAIMS AGAINST THE OTHER PARTY THERETO, THE PARTIES AGREE AS FOLLOWS:

1. Upon execution of this Agreement by both WOWW and MTVA the shareholders meeting schedule for February 24, 2000 shall proceed a s a validly convened meeting of shareholders with the full support of both MTVA and WOWW.

2. Upon execution of this Agreement the threatened Legal Action outlined in the two letters dated 22nd February 2000 headed "Notice of Default" and "Notice of Invalidity of Noticed Shareholder Meeting" form MTVA Legal Council, Mr. Lawrence I. Washor of Washor & Associates are unreservedly and unconditionally withdrawn. Furthermore with respect to the validity of the Shareholders Meeting and any claims that may have existed from MTVA, its Directors, Officers and Agents are unconditionally waived by MTVA, ITS Directors, Officers and Agents.

3. Upon execution of this Agreement WOWW shall ratify and confirm the prior appointment of Mr. Gerard Farley and Mr. Peter Boonen tot he Board of Directors of WOWW at the earliest opportunity.

4. The Asia Pacific Joint Venture Agreement between the parties and the License Agreements for this Joint Venture and for the Australian rights to MailTV shall be completed tot he joint satisfaction of the parties and exchanged as a priority.

5. On completion by WOWW, and delivery and acceptance of all outstanding Conditions Precedent to MTVA's performance under the Stock Purchase Agreement dated 30th September 1999, and as amended on 30th November 1999, 15th December 1999, and 22nd

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         December 1999, MTVA shall settle all payments due to WOWW within 30 days from the date of completion by WOWW.

6. WOWW shall co-operate fully with MTVA in order to permit MTVA to complete the due-diligence which is a condition precedent to closing and further shall assist where requested to complete the due diligence process and final settlement.

7. Upon such final settlement of clause 5, WOWW will convene a meeting of shareholders to, inter alia, amend its Bylaws to make provision for further appointments to the Board. If the shareholders meeting is convened before final settlement between WOWW and MTVA, WOWW shall amend its Bylaws to make provision for further appointments to the Board.

8. MTVA shall have the right to match any WOWW share issuance and purchase up to a maximum 50% equity holding in WOWW, provided they do so at the greater of a) the price of the issue, or b) the average closing price foe WOWW over the previous ten (10) trading days, or c) the price of the most recent share issuance completed by WOWW and that they do so within forty-five (45) days of being notified by WOWW that the share issuance has been completed. If MTVA do purchase 50% of WOWW on this basis and the resolution to increase the number of directors on the Board of WOWW has been passed, MTVA will be entitled to appoint a third director to the board of WOWW. No securities for specific property. Furthermore WOWW shall assist investors in MTVA to complete due diligence and shall in no way interfere or circumvent MTVA's efforts to obtain capital from such investors.

9. All other terms shall be as set forth in the written Stock Purchase Agreement as amended on 30th November 1999, 15th December 1999 and 22nd December 1999.


SIGNED THIS 23RD DAY OF FEBRUARY 2000 AS A DEED OF SETTLEMENT AND AGREEMENT BETWEEN THE PARTIES HERETO.

SIGNED BY THE DULY AUTHORISED REPRESENTATIVES OF THE PARTIES

FOR AND ON BEHALF OF                          FOR AND ON BEHALF OF
WORLD CALLNET INC.                            MAILTV PTY LTD.

Signature  /s/ Aaron Goodman-Simpson          Signature  /s/ Gerard A. Farley
           -------------------------                     --------------------

Name  Aaron Goodman-Simpson                   Name  Gerard A. Farley
      ---------------------                         ----------------
         (please print)                              (please print)

Position  Chief Operational Officer           Position  Director
          -------------------------                     --------

Date  23/2/2000                               Date  23/2/2000
      ---------                                     ---------


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